FOR IMMEDIATE RELEASE
HC2 Holdings Reports First Quarter 2017 Results

Company to Transfer Listing From NYSE MKT to The New York Stock Exchange

New York, May 10, 2017 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a diversified holding company that focuses on acquiring, operating and growing businesses that it considers to be under or fairly valued, today announced its consolidated results for the first quarter 2017, which ended on March 31, 2017.

“The first quarter marked a solid start to the year and a continuation of the many successes we achieved in 2016,” said Philip Falcone, HC2’s Chairman, President and Chief Executive Officer. “We are very pleased with our first quarter results, which further support our confidence in HC2’s long-term model. During the quarter, our portfolio performed well, with many subsidiaries achieving significant milestones and accomplishments. In particular, Global Marine experienced strong operating results with solid performance from their core maintenance and power businesses, in addition to very robust performance from their joint venture with Huawei Marine. MediBeacon, a company within our Pansend Life Sciences platform, also announced a significant milestone with the successful completion of a key clinical study of its groundbreaking kidney function monitor.”

Mr. Falcone continued, “Our momentum has continued into the second quarter, as BeneVir Biopharm, another Pansend Life Sciences company focused on developing oncolytic immunotherapies for the treatment of cancer, recently announced it was granted a key patent that further strengthens its product development program. In addition, we remained focused on adjusting our capital structure, having again further reduced the cumulative outstanding amount of our Preferred Equity subsequent to the end of the first quarter. Going forward, we remain focused on reducing our overall cost of capital and continuing to drive the performance of the portfolio, while at the same time seeking opportunities to invest to create long-term value for shareholders.”

Mr. Falcone concluded, “As we announced today, we will be transferring our common stock listing from the NYSE MKT to the New York Stock Exchange effective May 16, 2017, under our current ticker symbol "HCHC". The transfer to one of the world’s most prestigious stock exchanges will mark a major milestone for the company and align HC2 with some of the best companies and most influential brands in the world. We believe listing on the NYSE will enhance trading liquidity of our common stock and contribute to increasing shareholder value.”

First Quarter Financial Highlights

•
Net Revenue: For the first quarter of 2017, HC2 recorded consolidated total net revenue of $390.6 million, as compared to $331.7 million for the year-ago quarter. The $58.8 million or 17.7% year-over-year increase was driven primarily by growth in the Telecom, Marine Services, Energy and Insurance segments.

•
Net Income / (Loss): For the first quarter of 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of ($15.1) million or ($0.36) per fully diluted share, as compared to a Net (Loss) of ($31.5) million or ($0.89) per fully diluted share for the first quarter 2016.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries”, which includes HC2's Construction, Marine Services, Energy and Telecom segments, was a combined $27.8 million for the first quarter of 2017, as compared to $12.7 million for the year-ago quarter. Core Operating Subsidiary results for the first quarter 2017 were driven primarily by strong performance from the Marine Services, Telecom and Energy segments. For the first quarter of 2017, Total Adjusted EBITDA (excluding the Insurance segment), which includes results from Core Operating Subsidiaries, Early-Stage and Other, and Non-Operating Corporate segments, was $16.7 million, as compared to $0.3 million for the year-ago quarter, driven primarily by the Marine Services, Telecom and Energy segments, as well as a net decrease in reported losses associated with Other investments.

•
Balance Sheet: As of March 31, 2017, HC2 had consolidated cash, cash equivalents and investments of $1.6 billion, which includes cash and investments associated with HC2's Insurance segment. Excluding the Insurance segment, consolidated cash was $92.3 million, of which $27.0 million was at the HC2 corporate level.

First Quarter Segment Highlights and Recent Developments

•
Construction - For the first quarter of 2017, HC2’s Construction segment (DBM Global), reported Net Income of $3.2 million, as compared to $4.4 million for the year-ago quarter. Adjusted EBITDA was $8.6 million for the first quarter, as compared to $11.5 million for the year-ago quarter, due in part to delays in starting projects caused by continual design changes on existing projects in backlog. Backlog at the end of the first quarter was $498 million, as compared to approximately $503 million in the prior-quarter and $415 million in the year-ago quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been nearly $800 million. DBM Global continues to see a number of large opportunities in the commercial sector totaling approximately $350 million in potential new projects that could be awarded over the next several quarters. These projects include new sporting arenas or stadiums, as well as new healthcare facilities, commercial office buildings and convention centers.

•
Marine Services - For the first quarter of 2017, Global Marine reported Net Income of $11.2 million, as compared to a Net (Loss) of ($5.9) million for the year-ago quarter. Adjusted EBITDA was $16.3 million for the first quarter, as compared to $0.5 million for the year-ago quarter. The strong quarterly performance was driven by significant contributions from Global Marine’s joint ventures, in particular Huawei Marine, as well as strong performance from its telecom maintenance business, given higher vessel utilization in the quarter, and contributions from its CWind offshore power business. During the first quarter, CWind announced it would expand the breadth of services it offers to wind farm owners and developers, adding power cable installation and maintenance solutions and will now cover the full life cycle of an offshore wind farm for its customers in the UK and internationally. To that end, during the first quarter, Global Marine again saw contributions from its offshore power installation business, and completed its first power cable maintenance repair project since re-entering the market during the first quarter of 2016. Also during the first quarter, Global Marine announced that it was awarded a five-year contract extension for the Atlantic Cable Maintenance Agreement (“ACMA”). The new contract began January 1, 2017, and runs for five years, through to December 2021. Global Marine currently delivers maintenance support in three of the six maintenance zone agreements globally. In addition, during the quarter, Global Marine entered into a five-year operating lease agreement, with various options to purchase, the Maersk Recorder (now renamed the CS Recorder), a primarily telecom installation vessel capable of undertaking operations in offshore wind and oil and gas, to support expected growth in the Huawei Marine joint venture.

•
Energy - For the first quarter of 2017, American Natural Gas (ANG) reported a Net (Loss) of ($0.70) million, as compared to a Net (Loss) of ($0.03) million for the year-ago quarter. Adjusted EBITDA was $1.16 million for the first quarter, as compared to $0.40 million for the year-ago quarter, driven primarily by an increase in the number of fueling stations owned and/or operated. ANG continues to own and/or operate approximately 40 natural gas fueling stations, including stations under development, in 15 states and is focused on increasing volumes at existing stations while also expanding the geographic footprint through both internal / organic growth and strategic M&A transactions.

•
Telecommunications - For the first quarter of 2017, Net Income for PTGi-ICS was $1.5 million, as compared to a Net Income of $1.2 million for the year-ago quarter. Adjusted EBITDA was $1.7 million, as compared to $0.3 million for the year-ago quarter, driven primarily by growth in wholesale traffic volumes, in part resulting from the changing regulatory environment throughout the European market, combined with continued business growth driven by new routing, especially in the Middle East, and growing relations with existing customers.

•	Insurance - As of March 31, 2017, the Insurance Company had approximately $71.1 million of statutory surplus, $85.4 million of total adjusted capital and $2.1 billion in total GAAP assets.

•
Pansend Life Sciences - Companies in the Pansend portfolio continued to achieve key milestones, including MediBeacon™ Inc., which during the first quarter announced that it had successfully completed a key clinical study of its unique, real-time kidney monitoring system on subjects with impaired kidney function at Washington University in St. Louis. This significant milestone further reinforces HC2’s confidence in MediBeacon and its ability to use innovative technology to improve patient care and reduce costs to the healthcare system. Subsequent to the end of the first quarter, BeneVir Biopharm, Inc., a biotechnology company developing oncolytic immunotherapies for the treatment of cancer, announced that the U.S. Patent and Trademark Office had issued US Patent No. 9,623,059, entitled “Oncolytic Herpes Simplex Virus and Therapeutic Uses Thereof”, covering the composition of matter for Stealth-1H, BeneVir’s lead oncolytic immunotherapy, as well as other platform assets. This patent further strengthens BeneVir’s product development program and protects its product platform through 2032. BeneVir plans to bring Stealth-1H into the clinic next year and accelerate the pre-clinical development of its platform assets to help a diverse array of patients whose tumors do not respond to current therapeutic options, including immune checkpoint inhibitors.

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HC2 Corporate - During the first quarter of 2017, the Company announced the pricing of $55 million aggregate principal amount of 11.000% Senior Secured Notes due 2019 (the “Notes”). The Company used the net proceeds from the issuance to refinance the 11.000% Senior Secured Bridge Note due 2019 (the “Bridge Note”) previously issued by HC2 Holdings 2, Inc. (“HC2 2”) in December 2016, for working capital for the Company and its subsidiaries and for general corporate purposes, including the financing of potential future acquisitions and investments. The Notes were issued at an issue price of 100.0% plus accrued interest from December 1, 2016. The offering closed on January 31, 2017. Also during the first quarter, the Company received over $9 million of DBM Global’s previously announced $10 million cash dividend. Subsequent to the end of the first quarter 2017, DBM Global announced that it would pay an additional cash dividend on June 5, 2017, of which HC2 expects to receive approximately $4.5 million of the total $5.0 million DBM Global dividend payout. Also subsequent to the end of the first quarter 2017, the Company further reduced the cumulative outstanding accreted value of the Company’s Series A, A-1 and A-2 Convertible Participating Preferred Stock (the “Preferred Stock”) to approximately $26.7 million from $30.0 million at the beginning of the first quarter 2017. Since the end of September 2014, on a gross basis, the Company has reduced over $72.0 million in debt and pension liabilities at the subsidiary level. Over the same time period, the Company has reduced over $28.0 million in Preferred Stock obligations at the corporate level.

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its first quarter 2017 financial results and operations today, Wednesday, May 10, 2017, at 5:00 p.m. ET.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 13442870
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.HC2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 13442870
*Available approximately two hours after the end of the conference call through June 10, 2017.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE MKT:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Construction (formerly Manufacturing), Marine Services, Energy (formerly Utilities), Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments. Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; loss on early extinguishment or restructuring of debt; interest expense; gain (loss) on contingent consideration; other income (expense), net; foreign currency transaction gain (loss) included in cost of revenue; income tax (benefit) expense; gain (loss) from discontinued operations; non-controlling interest; bonus to be settled in equity; share-based compensation expense and acquisition related and other non-recurring items. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures as a measure of our operating performance.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectation regarding building shareholder value.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Services revenue	$235,928	$182,109
Sales revenue	118,614	120,497
Life, accident and health earned premiums, net	19,941	19,934
Net investment income	15,304	14,079
Net realized gains (losses) on investments	781	(4,875)
Net revenue	390,568	331,744
Operating expenses
Cost of revenue - services	219,612	174,873
Cost of revenue - sales	94,802	99,677
Policy benefits, changes in reserves, and commissions	31,487	34,020
Selling, general and administrative	39,856	35,597
Depreciation and amortization	7,397	5,955
Other operating (income) expenses	(3,558)	887
Total operating expenses	389,596	351,009
Income (loss) from operations	972	(19,265)
Interest expense	(14,115)	(10,326)
Loss on contingent consideration	(231)	—
Income (loss) from equity investees	7,693	(3,576)
Other income (expense), net	(4,910)	(714)
Loss from continuing operations before income taxes	(10,591)	(33,881)
Income tax (expense) benefit	(5,291)	2,539
Net loss	(15,882)	(31,342)
Less: Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	1,386	880
Net loss attributable to HC2 Holdings, Inc.	(14,496)	(30,462)
Less: Preferred stock and deemed dividends from conversions	583	1,069
Net loss attributable to common stock and participating preferred stockholders	$(15,079)	$(31,531)

Loss per Common Share
Basic	$(0.36)	$(0.89)
Diluted	$(0.36)	$(0.89)

Weighted average common shares outstanding:
Basic	41,948	35,262
Diluted	41,948	35,262

HC2 HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Investments:
Fixed maturities, available-for-sale at fair value	$1,302,549	$1,278,958
Equity securities, available-for-sale at fair value	51,897	51,519
Mortgage loans	21,824	16,831
Policy loans	18,106	18,247
Other invested assets	80,580	62,363
Total investments	1,474,956	1,427,918
Cash and cash equivalents	127,003	115,371
Accounts receivable, net	228,058	267,598
Recoverable from reinsurers	524,845	524,201
Deferred tax asset	440	1,108
Property, plant and equipment, net	284,304	286,458
Goodwill	98,086	98,086
Intangibles, net	38,382	39,722
Other assets	80,288	74,814
Total assets	$2,856,362	$2,835,276

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,665,459	$1,648,565
Annuity reserves	249,371	251,270
Value of business acquired	46,509	47,613
Accounts payable and other current liabilities	236,157	251,733
Deferred tax liability	15,550	15,304
Long-term obligations	445,620	428,496
Other liabilities	98,795	92,871
Total liabilities	2,757,461	2,735,852
Commitments and contingencies
Temporary equity:
Preferred stock	29,479	29,459
Redeemable noncontrolling interest	2,958	2,526
Total temporary equity	32,437	31,985
Stockholders’ equity
Common stock, $.001 par value;	42	42
Shares authorized: 80,000,000 at March 31, 2017 and December 31, 2016;
Shares issued: 42,520,073 and 42,070,675 at March 31, 2017 and December 31, 2016;
Shares outstanding: 42,155,860 and 41,811,288 at March 31, 2017 and December 31, 2016, respectively
Additional paid-in capital	243,698	241,485
Treasury stock, at cost; 364,213 and 259,387 shares at March 31, 2017 and December 31, 2016, respectively	(1,968)	(1,387)
Accumulated deficit	(188,774)	(174,278)
Accumulated other comprehensive loss	(8,546)	(21,647)
Total HC2 Holdings, Inc. stockholders’ equity	44,452	44,215
Noncontrolling interest	22,012	23,224
Total stockholders’ equity	66,464	67,439
Total liabilities, temporary equity and stockholders’ equity	$2,856,362	$2,835,276

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2017
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net Income (loss) attributable to HC2 Holdings, Inc.								$(14,496)
Less: Net Income (loss) attributable to HC2 Holdings Insurance Segment								(761)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$3,203	$11,152	$(697)	$1,502	$(3,410)	$(5,430)	$(20,055)	$(13,735)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,640	5,085	1,248	97	38	330	16	8,454
Depreciation and amortization (included in cost of revenue)	1,240	—	—	—	—	—	—	1,240
Amortization of equity method fair value adjustment at acquisition	—	(325)	—	—	—	—	—	(325)
(Gain) loss on sale or disposal of assets	(248)	(3,500)	(4)	—	—	—	—	(3,752)
Lease termination costs	—	194	—	—	—	—	—	194
Interest expense	207	1,302	136	9	—	2,391	10,070	14,115
Net loss on contingent consideration	—	—	—	—	—	—	231	231
Other (income) expense, net	(21)	1,065	1,120	74	(4)	2,115	44	4,393
Foreign currency (gain) loss (included in cost of revenue)	—	24	—	—	—	—	—	24
Income tax (benefit) expense	2,079	510	13	—	—	—	2,177	4,779
Noncontrolling interest	263	494	(747)	—	(791)	(605)	—	(1,386)
Share-based payment expense	—	345	91	—	92	29	962	1,519
Acquisition and nonrecurring items	245	—	—	—	—	—	693	938
Adjusted EBITDA	$8,608	$16,346	$1,160	$1,682	$(4,075)	$(1,170)	$(5,862)	$16,689

Total Core Operating Subsidiaries	$27,796

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2016
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net Income (loss) attributable to HC2 Holdings, Inc.								$(30,462)
Less: Net Income (loss) attributable to HC2 Holdings Insurance Segment								(7,496)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$4,384	$(5,918)	$(27)	$1,202	$1,298	$(10,494)	$(13,409)	$(22,966)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	529	5,155	429	106	19	336	—	6,574
Depreciation and amortization (included in cost of revenue)	1,933	—	—	—	—	—	—	1,933
Amortization of equity method fair value adjustment at acquisition	—	(358)	—	—	—	—	—	(358)
(Gain) loss on sale or disposal of assets	904	(17)	—	—	—	—	—	887
Interest expense	310	1,070	9	—	—	—	8,937	10,326
Other (income) expense, net	(44)	612	(31)	(1,025)	(3,221)	6,005	(1,611)	686
Foreign currency (gain) loss (included in cost of revenue)	—	(147)	—	—	—	—	—	(147)
Income tax (benefit) expense	3,445	(640)	—	—	—	(1)	(4,226)	(1,422)
Noncontrolling interest	61	(155)	(22)	—	(720)	(44)	—	(880)
Share-based payment expense	—	609	14	—	22	160	2,386	3,191
Acquisition and nonrecurring items	—	266	27	—	—	1	2,201	2,495
Adjusted EBITDA	$11,522	$477	$399	$283	$(2,602)	$(4,038)	$(5,722)	$319

Total Core Operating Subsidiaries	$12,681